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                                                                    EXHIBIT 10.9


                              English Translation


                                   Agreement
                       on the Development and Supply of
                           Multi Use Plastic Crates

                                    between


                    1.  Schoeller Plast Industries
                        GmbH, Zugspitzstr. 15, 82049
                        Pullach

                           -   hereinafter: "SPI" -

                                      and

                     2. IFCO International Food Container Organisation GmbH,
                        Zugspitzstr. 15, 82049 Pullach

                           -   hereinafter: "IFCO"
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                                   Contents

Preamble.................................................................   4

Part A. General..........................................................   4

      I.   Scope of Cooperation..........................................   7
     II.   Definitions...................................................   8

Part B. Development

      I.   Duties of SPI.................................................  14
     II.   Duty to Cooperate of IFCO.....................................  14
    III.   Inventions/Innovations/Property Rights........................  15
     IV.   New Products and Improvements.................................  18
      V.   Reimbursement of Development Costs............................  20

Part C. Supply...........................................................  20

      I.   Purchase and Supply of IFCO-Products..........................  20
     II.   License to Certain Technology.................................  20
    III.   Preferable Supplier/Preferable Customer.......................  25
     IV.   Pricing and Repurchasing......................................  28
      V.   Most Favored Customer.........................................  33
     VI.   Payment Terms.................................................  34
    VII.   Specifications and Warranties.................................  34
   VIII.   Transfer of Risk..............................................  37

Part D. General

      I.   Assignment....................................................  37
     II.   Joinder by MTS................................................  38
    III.   Term..........................................................  39
     IV.   Confidentiality...............................................  42
      V.   Cooperation and Non-Compete...................................  43
     VI.   Miscellaneous.................................................  45


Exhibits

Exhibit 1: Breakage Rates
Exhibit 2: List of MTS-Patents
Exhibit 3: List of MTS-Products
Exhibit 4: List of Contractual Patents
Exhibit 5: List of IFCO-Products
Exhibit 6: The Specifications
Exhibit 7: License Agreement
Exhibit 8: Matrix Showing Prices based on Volume
Exhibit 9: Cost Plus Matrix
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                                                                               3


Preamble

1. Schoeller Packaging Systems GmbH ("SPS owns 80% of the shares in SPI. Until November ___, 1997, SPS also owned 80% of the shares in IFCO and MTS Okologistik Verwaltungs GmbH ("MTS"). It then acquired the remaining 20% of the shares in IFCO and MTS. In accordance with a certain investment agreement between SPS, the owners of SPS and General Electric Capital Corporation ("GE Capital") setting forth the terms and conditions of GE Capital's investment in IFCO and MTS, duly notarized on August 20/21, 1997 and amended on November ____, 1997 with General Electric Erste Beteiligungs GmbH ("GE Subsidiary") and SPI becoming a party thereto (the amended investment agreement hereinafter referred to as: the "Investment Agreement"), SPS will contribute 100% of the shares in IFCO to IFCO Europe Beteiligungs GmbH ("NewCo") the shares of which will be partially (76%) held by SPS and the remaining part being held by GE Subsidiary. If GE Subsidiary exercises its Option to invest in MTS provided by the Investment Agreement, the shares in MTS will be completely contributed to NewCo. Also, the participation of GE Subsidiary in NewCo might raise to 49% or 100% due to several option rights provided by the Investment Agreement.

2. IFCO and MTS have their main field of business in the lease of multi-use plastic crates and containers. IFCO is serving the European Market in the range of fresh food and MTS is serving the same market for dry goods. With "European Market" it is meant that the geographic destination of transport crates and/or containers lays within Europe, as understood geographically, including Greenland, Cyprus, Turkey and Russia. The multi-use transport container system used by IFCO and some of the containers used by MTS have been developed in close cooperation with SPI and its subsidiaries.

3. The development work performed by SPI and its subsidiaries was and will be paid as part of the purchase price of future orders, Today, IFCO is a key customer of SPI and, vice versa, SPI is a key supplier of IFCO. The patents used by IFCO are held by a partnership under control of IFCO.

4. SPI and IFCO both wish to continue their successful development and supply relationship independently from the ownership positions in NewCo. In particular, SPI shall continue to develop for IFCO new types of crates and shall work on improvements on existing crates. In accordance with past practice, IFCO shall become owner of such further developments and new patents related to new crates or further developments. The development services performed by SPI and its subsidiaries shall be paid off by the purchase prices for future orders over a certain period of time.

5. MTS with respect to its own range of products shall become a party to this Agreement with rights and obligations as provided for IFCO once it has become a subsidiary of NewCo.

6. Nothing in this contract shall prohibit SPI to produce and sell other products for multi-use-container pools, provided that SPI was neither directly nor indirectly involved in the design or the development.

NOW, THEREFORE, IFCO and SPI (hereinafter: the "Parties") agree as follows:
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Part A.  General

I.  Scope of Cooperation

1. SPI shall further develop and improve the multi-use transport container system for pooling applications for third party logistics by order of IFCO, in accordance with specifications agreed among the Parties from time to time. The multi-use transport container system is intended for use for fresh food, in particular fruits, vegetables, fish and meat.

2. SPI shall develop and improve multi-use transport containers for pooling applications for third party logistics for dry goods in accordance with specifications agreed among the Parties from time to time by order of MTS, once MTS has become a party to this agreement.

3. SPI shall transfer intellectual property rights related to developments on order of IFCO or MTS to the respective party that for a period of ten (10) years, however, IFCO or MTS will exclusively order the respective new product or improvement from SPI, only, in accordance with the terms and conditions of this Agreement.

II. Definitions

For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

"Affiliate" means legally independent enterprises that in their internal relationship are majority owned enterprises and enterprises with majority interests ((S) 16 AktG (Stock Corporations Act)), dependant and governing ((S) 17 AktG), enterprises of the same group ((S) 18 AktG), enterprises holding interests in one another ((S) 19 AktG) or parties of a profit and loss share agreement ((S)(S) 291, 192 AktG).

"Breakage Rates" means the breakage rates set forth in Exhibit I for the products marketed by IFCO at the time this Agreement is signed, plus amendments thereto agreed upon by the Parties hereto from time to time, as the case may be, e.g. for New Products, changes.

"Comparable Product" has the meaning subscribed for it in Section C.III.1.

"Cost Plus Formula" means the formula set forth in Section C.IV.1c.

"Data" has the meaning subscribed for it in Section B.II.1.

"Developed Invention" means all Development Results that are protectable as a property right, in particular as a patent.

"Development Results" means all technical knowledge, documentation, information and other results (for the avoidance of doubt, such results shall comprise inventions, improvements and/or innovations that are protectable as a property right, in particular as a patent) of SPI's development for and on behalf of
IFCO, as described in Section B, including New Products, improvements and innovations to IFCO-Products and New Products, inventions
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                                                                               5

within the range of the multi-use and/or returnable packaging systems, but without know-how relating to the production process.

"Europe" means Europe in the geographical sense and Greenland, Cyprus, Turkey and Russia. The "European Market" shall have the meaning subscribed for it in the Preamble under no. 2.

"Introduction Period" has the meaning subscribed for it in Section C.IV.2.

"Investment Agreement" means a certain investment agreement notarized as notarial deed no. 1187/1997J of the Notary Dr. Rolf Jauch, Stuttgart, between SPS, the Schoellers and GE Capital and amended on November 4/5, 1997.

"License Agreement" has the meaning ascribed to it in Section C.II.

"Manufacturing Costs" has the meaning subscribed for it in Section C.IV.b.

"Minimum Resisting Period" means the time period the Products shall resist to breakage in accordance with Section C.VII.2., such time being agreed upon the Parties from time to time for New Products, MTS Products and New MTS Products. For all Products marketed by IFCO at the time this Agreement is signed the Minimum Resisting Period shall be a period of fifty-four (54) months, except for crates that can be identified as participating on a time based lease where the Minimum Resisting Period shall be one (1) year.

"MTS Products" means the returnable packages for pools for packages for dry goods that can be used in third party logistics to be supplied by SPI to MTS under license of certain patents, such patents listed on Exhibit 2, including but not limited to the packages listed in Exhibit 3, as amended by New MTS Products from time to time pursuant to Section D.II. of this Agreement or as otherwise amended by mutual agreement between SPI and MTS, as the case may be.

"MTS-Option" means the right of MTS to join this Agreement and to become a party hereto, a set forth in Section D.II.

"New MTS Products" has the meaning subscribed for it in Section D.III.

"Contractual Patents" means the patents set forth in Exhibits 2 and 3, such lists being amended from time to time in accordance with Section B.III.4.

"New Products" has the meaning subscribed for it in Section B.IV.1.

"Raw Material Price" has the meaning subscribed for it in Section C.IV.1.b.

"Third Party IFCO Product" has the meaning subscribed in Section C.III.1.

"Third Party MTS Product" has the meaning subscribed for it in Section C.III.4.

"Person" means any individual, partnership, corporation, trust, association or other entity.

"Plan" means the annual purchase and supply plan to be agreed between the
Parties in accordance with Section C.I.2. on a rolling forecast basis.
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                                                                               6

"Production Costs" has the meaning subscribed for it in Section C.IV.1.

"IFCO-Products" means the multi-use transport crates for fresh food that can be used in pools for third party logistics to be supplied by SPI to IFCO under license of certain Contractual Patents, such Contractual Patents listed on
Exhibit 4, including but not limited to the products listed in Exhibit 5, as amended by New Products from time to time pursuant to Section B.IV.2. of this Agreement or as otherwise amended by mutual agreement of the Parties, as the case may be.

"Purchase Price" means the price for IFCO-Products.

"Repurchase Price" has the meaning subscribed for it in Section C.IV.3.

"Specifications" means the technical description of the IFCO Products, as provisionary contained in Exhibit C.VII.1 and provided in more detail by SPI within 120 days after the signing of this Agreement, and as amended for New Products from time to time in accordance with Section 6.

"Subsidiaries" means the foreign subsidiaries of IFCO as defined in the Investment Agreement.

"Term of this Agreement" has the meaning ascribed to it in Section D.III.


Part B.  Development

I.  Duties of SPI

l. SPI hereby commits itself to diligently seek improvements to IFCO-Products and to deliver without undue delay the Development Results to IFCO.

2. SPI furthermore commits itself to develop diligently potential innovations and/or additional IFCO-Products for use in pools of returnable crates for fresh food in accordance with specifications agreed upon the parties from time to time.

3. During the development, SPI shall pursue the goals of lightweight construction, recycability as well as the greatest possible stability.

4. SPI shall, without undue delay, inform IFCO on possible improvements, innovations and the current development results. For the avoidance of doubt, the obligation for confidentiality, as provided in Section D.V. shall apply.

II. Duty to Cooperate of IFCO

1. IFCO shall provide to SPI for its own use in writing any information, documents, technical specifications, new requirements, potential innovations or applications and experience reports that can potentially lead to improvements of IFCO-Products. For the avoidance of doubt, the obligation for confidentiality provided by Section D.V. shall apply for such Data (hereinafter "Data") which IFCO possesses and which is necessary for the performance of the development.
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                                                                               7

2. IFCO shall reasonably assist SPI in the development of new design proposals.

3. Also, IFCO shall not order third parties to make development without the prior written consent of SPI.

III. Inventions/Innovations/Property Rights

1. SPI hereby commits itself to achieve Development Results which are unencumbered by the property rights of third parties. However, SPI shall not be obliged for a particular patent research.

2. In the event third-party property rights which oppose the Development Results be known to SPI, the latter must immediately inform IFCO in writing thereof after receiving such knowledge and attain the decision of IFCO regarding the use or non-use thereof. Inventions which were made by SPI prior to the start of the development work hereunder and which have been registered or for which property rights have been granted must also be disclosed in writing as soon as they become relevant in the development work performed for IFCO.

3. Insofar as it be necessary, for the use of the Development Results, to use inventions which were made by SPI prior to the start of the development work to be performed hereunder which have been registered or for which property rights have been granted, IFCO shall receive a nonexclusive licence unlimited in time and free of charge, but restricted to the use of the Development Results. The license shall include the power to grant sublicenses in case of either IFCO being entitled to use an alternate supplier in accordance with Section C.I.4. or the Term of this Agreement has ended, including the case of early termination. In the event such early termination by SPI for which IFCO is responsible, however, SPI shall be entitled for a license fee in the amount of 10 % of the purchase price of the respective Product for the remainder of the original [if the agreement would not have been terminated earlier] (ten (10) years) Term of this Agreement has the contract not been terminated. The power to grant sublicenses, however, is subject to SPI's prior written approval which shall not be unreasonably withheld.

4. In the event of a Developed Invention, SPI shall immediately have the relating property right(s) being registered and protected within Europe on behalf and on the expense of IFCO. In particular, IFCO shall be exclusively entitled to any European patent derived from any IFCO Product or IFCO-Patent.
In such event, the Term IFCO-Patent shall also apply on such new Contractual Patent. In the event that IFCO acquires a European patent for a New Product, it shall grant to SPI an exclusive license free of charge to manufacture said New Product, only for the term of this Agreement as provided in Section D.III. SPI can also use these patents free of charge for the production of products for third parties that are not in any way competitive to IFCO and/or MTS, provided, however, that the compound of the Purchase Price according to Section C.IV.4c(v) will be adjusted downwards to reflect a fair and adequate portion of the research and development costs related to such property right. If and when such patent will be used for third party products, SPI shall without undue delay inform IFCO of the use. At the end of the Term of this Agreement (for the respective IFCO-Product) the license of SPI shall become
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                                                                               8

non-exclusive provided, however, that IFCO shall not use such Contractual Patent outside of its business.

IV. New Products and Improvements

1. "New Products" are all products, that are either (i) products developed by SPI for and on behalf of IFCO that are additional to IFCO-Products, e.g. products having characteristics (other than size, colour and/or weight) different from IFCO-Products, such characteristics being particularly developed for certain goods or a certain range of goods, or (ii) products (including, but not limited to IFCO-Products) improved by a Developed Invention.

2. IFCO shall have the right to purchase New Products exclusively from SPI and to market New Products. New Products shall be governed by the terms of this Agreement and incorporated in the term "IFCO-Products" once IFCO has given notice in writing that it intends to market said New Product, provided, however, that such notice has been given without undue delay and no later three (3) months after a respective offer (in writing) by SPI. The foregoing notwithstanding, SPI shall have the right to market New Products on a non-exclusive basis without paying any fees to IFCO to third parties in the event that IFCO fails to market such New Products successfully in accordance with the mutually agreed upon marketing plan for the respective New Products within the thirty-six (36) months immediately following their actual commercial introduction. SPI shall fully cooperate with IFCO and undertake its best efforts that IFCO will achieve the market plan.

3. If IFCO has, nevertheless, failed to meet the market plan, SPI shall also be entitled to buy out all respective inventory of IFCO relating to said product and to indemnify IFCO for all costs occurred in connection with the marketing of said product. If SPI exercises the above mentioned right, the respective New Product shall no longer be an IFCO-Product.

V.  Reimbursement of Development Costs

The service charge for SPI's development services shall be compensated in terms of the Purchase Prices in accordance with C. hereof. The Parties acknowledge that, as a result, IFCO will pay for SPI's development an amount that is directly related to the commercial success of the respective development and such payment only is affected if and to the extent that (i) SPI's development results in New Products, and (ii) IFCO has accepted to market such New Product.

Part C.  Supply

I.  Purchase and Supply of IFCO-Products

1. During the Term of this Agreement subject to Sections C.II and C. III below, SPI for the European Market, will be the exclusive supplier for the IFCO-Products to IFCO and the Subsidiaries, and IFCO for the European Market, also, shall acquire the IFCO-Products from SPI, exclusively. SPI shall not, at any time during the Term of this Agreement, offer to sell, market or sell any of the IFCO-Products to any Person other than IFCO without the express prior written consent of IFCO.
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                                                                               9

2. Prior to the beginning of each calendar year during the Term of this Agreement, the Parties shall agree on a purchase and supply plan for the IFCO-Products in the next calendar year (the "Plan"). Within the sixty (60) day period immediately following the signing of this Agreement by the Parties, the Parties shall agree in writing upon the Plan for calendar year 1998. As long as the new plan is not in place, the provisions of the last agreed Plan shall continue to apply. IFCO shall use all reasonable efforts to purchase on a regular basis in accordance with the Plan then in effect and advise SPI as early as practicable of any expected deviations from such Plan. SPI shall deliver the IFCO-Products ordered by IFCO in accordance with the Plan. The Parties acknowledge That the Plan for any particular year represents a good faith estimate of IFCO's projected requirements and does not constitute a commitment of the part of IFCO to purchase all of such quantities.

3. Actual orders shall be evidenced by an IFCO purchase order. IFCO shall submit a written purchase order to SPI at least thirty (30) calendar days prior to the shipment date specified in such purchase order. The purchase order shall constitute a firm commitment by IFCO to purchase the IFCO-Products in accordance with the terms of this Agreement. The purchase order will include all information required by SPI to perform the order. Any changes to the purchase orders must be in writing, signed by IFCO and confirmed by SPI.

4. In the event that SPI cannot fulfil any purchase order although such order is according to the Plan, or if such order is not included in the Plan and SPI has failed to use its best efforts to fulfil such order, IFCO, at its option, may have such purchase orders filled by an alternate supplier and SPI shall cooperate with and assist IFCO as IFCO may reasonably request. SPI shall notify IFCO without undue delay of its inability to perform the order. SPI hereby acknowledges and agrees that (i) IFCO requires a reliable source of supply of the IFCO-Products, and (ii) under the circumstances described above in this Section C.I.4., IFCO will require that an alternate supplier be available immediately. Therefore, within sixty (60) days after the signing of this Agreement by the Parties, SPI will assist IFCO in the selection of an alternate supplier to act as a standby.

5. If and to the extent that SPI is in delay with any purchase order for no more than four (4) months because of breakage of the required bottle-neck-moulds, such delay in delivery will neither entitle IFCO to have the order performed by an alternate supplier nor give right to any other remedy, provided that (i) SPI has used its best efforts to have the bottle-neck mould replaced as soon as possible, and (ii) SPI has kept a reasonable number of moulds in reserve, has kept its equipment in good order and the damage has not been caused by an unqualified worker being used instead of qualified worker.

II. License to Certain Technology

IFCO shall provide to SPI an exclusive royalty free license to practice and use the Contractual Patents to manufacture the IFCO-Products during the Term of this Agreement in accordance with the License Agreement attached hereto as Exhibit 7 (the "License Agreement"). In the event, however, that SPI cannot fulfil any purchase order although such order is according to the Plan, or if the ordered quantity is beyond the quantity provided by the Plan and SPI has failed to use its best efforts to fulfil such order, notwithstanding the
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                                                                              10

exclusive nature of the license IFCO shall be entitled to license the appropriate technology to produce the IFCO-Products to the alternate supplier selected by IFCO in accordance with Section C.I.4, above, such license being restricted, however, to the production of the respective orders.

III.  Preferable Supplier/Preferable Customer

1. If IFCO is interested to buy from a third party a new product for the use in its multi-use-transport-crate pool for fresh food applications in third party logistics on a rental basis such product being either (i) a product additional to IFCO-Products, e.g. a product having a characteristic (other than size, colour and/or weight) different to IFCO-Products, such characteristics being particularly developed for certain goods or a certain range of goods, or (ii) a product improved by an third party intellectual property right ("Third Party IFCO Product"), IFCO shall notify SPI in writing of such intention and the terms and conditions of the offer of such third party prior to the conclusion of any binding commitments. Within a period of three (3) months after receipt of the aforementioned notice, SPI shall be entitled to notify IFCO that SPI is able to deliver said Third Party IFCO Product or a competitive product with comparable specifications, characteristics and features ("Comparable Product"). Upon such notice by SPI, the Third Party IFCO Product and the Comparable Product shall become an IFCO-Product and SPI shall deliver such IFCO-Product under the terms and conditions offered by the third party for its Third Party IFCO Product, unless the product of SPI is superior, starting thirty (30) days after the respective notice by SPI, at the latest.

2. If SPI gives notice to IFCO, within the aforementioned time period, that SPI is momentarily unable to deliver the Third Party IFCO Product or a Comparable Product but is interested in the supply, then IFCO shall be entitled to order the third party IFCO Product from the third party. Notwithstanding the above, IFCO shall use its best efforts to negotiate terms and conditions that minimize the costs for a taking up of production by SPI after a twenty-four (24) months of supply. IFCO shall ask for advice by SPI. Also, SPI shall be entitled to request IFCO to have the supply transferred from the third party to SPI at the end of the twenty-four (24) months term, provided, however, that SPI has respected a three (3) months notice period to the end of the above mentioned term. If SPI so requests, the Third Party IFCO Product and the respective Comparable Product shall also become an IFCO-Product and SPI shall be exclusively entitled but also obliged to deliver such new IFCO-Product to IFCO in the future. Any payments that have to be made to the third party supplier in connection with the transfer of production shall be shared between IFCO and SPI.

3. For the avoidance of doubt, if SPI does within the time frame given neither give the notices provided under Section C.III.1. first sentence nor the notice provided under Section C.III.2. first sentence, IFCO shall be free to order the Third Party IFCO Product from the third party.

4. Sections C.III.1. to C.III.3. shall apply to MTS, mutatis mutandis, if MTS has joined this Agreement, with respect to packages of third parties that MTS is interested to buy from a third party for the use in its multi-use package pool for dry goods applications in third party logistics ("Third Party MTS
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                                                                              11

Products"). If such Third Party MTS Products are to be supplied by SPI it shall become a MTS-Product, as does the Comparable Product.

5. SPI hereby grants a right of first refusal to IFCO for all products that will be used in the multi-use transport pool for fresh food applications in third party logistics. A respective right of first refusal shall be granted to MTS for all packages that will be used in the multi-use package pool for dry goods applications in third party logistics. If such products or packages will be accepted by IFCO or MTS, respectively, they shall become an IFCO-Product or MTS-Product, respectively.

6.  For the avoidance of doubt, SPI shall always be entitled to subcontract.

IV.  Pricing and Repurchasing

1.  The "Purchase Prices" shall be:

a) For the calendar year 1997, SPI shall sell the IFCO-Products to IFCO at a price not greater than DM 4,43/kg.

b) For calendar years 1998, 1999 and 2000, the purchase prices of the IFCO-Products under this Agreement shall be as set forth on Exhibit 8 hereto. The Purchase Price will be adjusted in case and every time the raw material prices including pigments (the "Raw Material Price") on a calendar year average will fall more than 15% of the Raw Material Price raise more than 15% of the Raw Material Price or raise more than 15% Raw Material Price prior to such adjustment. The calculation set forth in Exhibit 8 is based on a Raw Material price of DM 1,78/kg. An adjustment will also take place in case the total aggregate manufacturing cost (the "Manufacturing Costs") will fall more than 15% below or raise more than 15% of the Manufacturing Costs prior to such adjustment, all calculated on a calendar year average. SPS shall be required to prove such changes of cost by industry publications of indices. The effect of such changes will be applied in the proportion to the value added per kg.

c) As of the calendar year 1998 IFCO shall be entitled to request that the Purchase Prices for the IFCO-Products - except for such Products where the Introduction Period has not yet expired - shall be calculated and mutually agreed upon for the thirty-six (36) months after such request has been made shall in accordance with a Cost Plus formula (the "Cost Plus Formula"). For purposes of this Agreement, the Cost Plus Formula means that the market based price shall be calculated based on (i) the average comparable loan moulding cost/kg in the European Market (to be reviewed on an annual basis by the
Parties) plus (ii) raw material cost/kg plus mutually agreed upon costs/kg (iii) for a) managing the production, b) cleaning and transport and c) reasonable and verifiable research and development costs directly attributable to the respective IFCO-Products (the costs under (i) to (iii) collectively: the "Production Costs") plus a profit margin of eight percent (8%) of the Production Costs. Upon determination of the price based on the Cost Plus Formula the time after the end of the 36 months period, the pricing for the production years 1 to 3 will be based on a graduated declining price schedule based upon volumes, with the purchase price declining from the first year of production until the "Cost Plus" price is achieved by the end of the third year of production, as illustrated in the Matrix attached as Exhibit 9.
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                                                                              12

d) After the third year of production, IFCO and SPI will agree to pricing going forward based on the same Cost Plus Formula as in the above Paragraph (c) for the next thirty-six (36) months.

2. Notwithstanding the above, the Purchase Price of New Products to be delivered by SPI to IFCO in the period agreed upon in the marketing plan (the "Introduction Period") will be mutually agreed upon prior to their commercial introduction and will include consideration of relevant respective research and development costs. At the end of the Introduction Period, for a period of three
(3) years the Purchase Price for such New Product shall be determined in accordance with a matrix substantially similar to the matrix contained in
Exhibit 8, the purchase price for the successive three (3) years of production shall be calculated and mutually agreed upon in accordance with the Cost Plus Formula on a gradually declining basis as set forth in Section C.IV.1.c. Then, Section C.IV.1.d. shall apply.

3. SPI shall repurchase from IFCO all regenerate materials from defective or broken IFCO-Products at a price (the "Repurchase Price") of DM 1,78/kg (DM 2,50 for 1,4/kg crate) which will compensate IFCO for any claims from IFCO against SPI relating to defects in quality, but not with respect to any rejections under Section C.VII. of this Agreement, provided that the material to be repurchased can be used by SPI for the production of newly recycled products for IFCO or other customers of SPI. The Repurchase Price shall be adjusted if and every time the annual year average prices for the new raw material on the market will fall more than 15 % below or raise more than 15 % over the Repurchase Price prior to such adjustment. In the event that SPI cannot use the material for the production of newly recycled products for IFCO or other customers of SPI, then SPI shall repurchase such regenerative materials at the then highest available price quoted in the market for the relevant quantity in lieu of the price referred to hereinabove.

4. The prices indicated in above Section C.IV. shall be understood with VATstill to be added in the respective amount provided by law.

V.  Most Favored Customer

Subject to the provisions of the next sentence, if during the Term, SPI offers to sell or shall sell any IFCO-Products to any other customers at a price or on other contractual conditions more favorable than those then extended to IFCO, SPI shall without undue delay notify IFCO of such more favorable price and contractual conditions, and shall renegotiate the terms and conditions and which upon acceptance by IFCO shall be retroactive to the date that such more favorable price, terms or conditions were offered to such other customers. IFCO will receive the benefit of the price adjustment agreed upon on all future purchases of the IFCO-Products to the extent such contractual conditions offered to such third party. Nothing in this Section shall be deemed to release SPI from its exclusive obligations to IFCO.

VI. Payment Terms

SPI shall invoice IFCO for IFCO-Products delivered to or picked-up by or on behalf of IFCO at SPI's normal invoicing intervals and payment shall be due within thirty (30) days of IFCO's receipt of the applicable invoice. In case IFCO will be in liquidity needs, however, payment shall not become due but
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                                                                              13

within sixty (60) days after receipt of the applicable invoice, provided that IFCO has no other possibility to satisfy the liquidity needs from third parties (other than affiliated companies).

VII.  Specifications and Warranties

1. SPI warrants that the IFCO-Products supplied by SPI to IFCO pursuant to this Agreement shall conform to the Specifications. SPI shall deliver to IFCO within 120 days after the signing of this Agreement more detailed specifications to the IFCO-Products currently purchased by IFCO that shall become part of the Specifications. Also, SPI shall deliver to IFCO such detailed specifications for every New Product that will be marketed by IFCO prior to its agreed upon commercial introduction.

2. SPI warrants that the IFCO-Products supplied by SPI to IFCO pursuant to this Agreement shall conform, normal wear and tear (to be indicated by handling in compliance with SPI's handling instructions), during the Term of this Agreement, to the Breakage Rates. In particular, SPI warrants that the IFCO-Products for the Minimum Resisting Period will not be subject to breakage due to normal wear and tear. In addition, SPI will work closely with IFCO to further strengthen the durability of the IFCO-Products so that today's breakage rate resulting form false handling will be reduced.

3. IFCO shall have the right to reject and not accept any delivery of IFCO-Products that fail to meet the Specifications. IFCO's right of rejection shall be exercised by delivery of written notice to SPI, identifying the rejected products and the reason for rejection provided that any such rejection notice with respect to detectable defects by their nature or by taking samples, shall be valid only if received by SPI within fourteen (14) working days after delivery of the IFCO-Products to which such rejection applies. At IFCO's option, SPI shall use its best efforts and within a reasonable amount of time after its receipt of any such notice of rejection from IFCO, to correct the nonconformity and commence to ship to IFCO Products meeting the Specifications. At IFCO's option, if IFCO rejects the IFCO-Products upon return of the crates, IFCO shall receive a credit for the applicable invoice(s) to IFCO, or shall have SPI replace rejected IFCO-Products at no cost to IFCO. IFCO shall return all rejected IFCO-Products to SPI, at SPI's request and at SPI's sole cost and expense. SPI shall bear all transportation costs including packaging, loading, shipping and unloading for such returned IFCO-Products from locations within Europe.

4. SPI agrees to indemnify and hold IFCO harmless from and against any and all claims relating to third party property infringements which IFCO may suffer or incur relating to or arising out of, directly or indirectly, the manufacture of the IFCO-Products. SPI's obligation to indemnify IFCO shall be limited to compensate third party claims. Furthermore, SPI shall use its best efforts to get the third party intellectual property licensed at reasonable expenses. If the grant of such licence shall not prove possible, SPI shall use its best efforts to change the respective product so that the third party property right is no longer required. If and only if such changes to a IFCO-Product are impossible, IFCO may have the product supplied by the third party.

VIII.  Transfer of Risk

Title and risks shall pass to IFCO upon the delivery of the IFCO-Products to IFCO or at IFCO's designated delivery location FOB.

Part D.  General

I.  Assignment

Without the prior written consent of the other party, this Agreement shall only be assignable to an Affiliate of the assigning Party and only under the condition that in case of such assignment the assigning Party guarantees the performance of the Agreement by the assignee.

II.  Joinder by MTS

MTS shall be entitled to join this contract as an additional party and such acquire the rights and obligations provided by this Agreement for IFCO (the "MTS-Option"), the respective provisions being applicable for MTS-Products (instead of IFCO-Products), Third Party MTS-Products (instead of Third Party IFCO-Products) and New MTS-Products (instead of New IFCO-Products), mutatis mutandis. The MTS-Option has to be exercised in writing. In particular, SPI shall be obliged for development services as provided under Section B. and MTS shall be entitled for supply of MTS Products and New MTS Products as provided by this Agreement for IFCO with respect to IFCO-Products and New Products. "New MTS-Products" shall be all packages, that are either (i) packages developed by SPI for and on behalf of MTS that are additional to MTS Products, e.g. packages having characteristics (other than size, colour and/or weight) different to IFCO-Products, such characteristics being particularly developed for certain goods or a certain range of goods, or (ii) products (including, but not limited to MTS Products) improved by a Developed Invention.

III.  Term

1. Except as provided otherwise herein, this Agreement shall commence on November 1, 1997 and end on December 31, 2007 (the "Term of this Agreement").

2. With respect to MTS-Products, the Term of this Agreement extend to the tenth anniversary of MTS joining this Agreement. With respect to New Products and New MTS-Products, the Term of this Agreement shall extend to the tenth anniversary of the actual commercial introduction of the respective product, unless SPI is entitled to market such products to third parties pursuant to Section B.IV.2, last sentence.

3. IFCO and/or MTS shall also be entitled to request SPI that the Term of this Agreement is extended by an additional ten (10) years term with respect to any and/or all of the products, even for single ones. The same applies for an extension of the Term of this Agreement after the expiration of the original ten
(10) years term for New Products and New MTS-Products. In any case of extension according to this Section D.III.3., the Purchase Price for each IFCO-Product and/or MTS-Product where the Term of this Agreement will be extended, as the case may be, at the end of the original Term of this Agreement for each respective Product shall reduce by such portion of the Purchase Price that according to the Cost-Plus-Formula is paid for research and development as provided by Section C.IV.4.c)(v).

4. Regardless of any extension of the Term of this Agreement, the obligations set forth in Section B. shall terminate on December 31, 2007.

5. In addition to any other rights or remedies of the Parties set forth in this Agreement, this Agreement may be terminated by either party for good cause (aus wichtigem Grund) in which case the Term of this Agreement shall end for all products. The Parties agree that a reason for termination due to good cause shall be in particular if

a) bankruptcy proceedings have been opened against the shareholder, or the opening of bankruptcy proceedings is denied due to lack of assets,

b)  a receiver or custodian is appointed for the other Party's business, or

c) a material portion of the other Party's business is subject to attachment or similar process and such attachment is in the process of being realized (Pfandverwertung).

6. In any event that either Party validly exercises a right for termination, except SPI has terminated for good cause for which IFCO is responsible (schuldhaft verursacht), SPI shall fully cooperate and assist IFCO, including providing a reasonable number of person hours, to effectuate the transfer of all manufacturing technology relating to the IFCO-Products to an alternate manufacturer designated by IFCO and accepted by SPI, which acceptance shall not be unreasonably withheld, conditioned or delayed: In addition, effective as of the date of termination, SPI shall sell and convey all right in and to all moulds used in the production of the IFCO-Products to IFCO at the lesser of (i) fair market value determined by a neutral auditing company mutually satisfactory to both Parties, or (ii) book value, in each case as of the date of such sale and transfer.

IV.  Confidentiality

Each Party hereto agrees for the benefit of the other Parry, its successors and assigns, to maintain as confidential and secret all information, technical data or knowledge relating to the IFCO-Products or to the development of new IFCO-Products and except as expressly permitted in this Agreement or otherwise required by law or regulation, not to use or disclose any of such information, data or knowledge without the written consent of the other Party. Any information, knowledge or technical data which already is generally published and publicly available at the time of disclosure or thereafter becomes generally published and publicly available without violation of the other Party's rights under this Section, and any information which was already in the receiving Party's possession, as evidenced by written documentation, prior to the disclosure of such information to the receiving Party by the disclosing Party, shall not be deemed confidential for purposes of this Section. The provisions of this Section shall survive expiration or termination of this Agreement for a period of two (2) years after the effective date of such termination.

V.  Cooperation and Non-Compete

1. The Parties agree fully to cooperate in good faith with regard to this Agreement and their obligations constituted herein.

2. During the Term of this Agreement and - if this Agreement is terminated for good cause by IFCO for which SPI is responsible (schuldhaft verursacht) - for two (2) years thereafter, without the prior written consent of IFCO, SPI will not, and SPI will not permit any Affiliate or any of their successors in interest to, directly or indirectly (whether as a joint venturer, shareholder, licensor, lessor, seller of bulk assets, agent, principal, independent contractor or otherwise), manufacture, furnish, assemble, print, market, sell or distribute to any third party any IFCO-Products on its own behalf or on the behalf of a third party. In the event SPI breaches this obligation, IFCO at its sole option may either request SPI to pay liquidated damages in the amount of DM 500,000 or go for its actual damages.

3. For the Term of this Agreement and - if this Agreement is terminated for good cause by SPI for which IFCO is responsible (schuldhaft verursacht) - for a period of two (2) years thereafter, IFCO and its Affiliates will desist from hiring any current employees of SPI or SPI's Affiliates, and neither IFCO nor its Affiliates shall encourage such employees to seek employment with IFCO or its Affiliates. If IFCO nevertheless knowingly hires any employee of SPI or its Affiliates in a leading position or any employee having particular know-how, SPI at its sole option may either request an amount of DM 500,000 for education of said employee or go for its actual damage.

4. For the Term of this Agreement and - if this Agreement is terminated for good cause by IFCO for which SPI is responsible (schuldhaft verursacht) - for a period of two (2) years thereafter, SPI and its Affiliates will desist from hiring any current employees of IFCO or IFCO's Affiliates, and neither SPI nor its Affiliates shall encourage such employees to seek employment with SPI or its Affiliates. If SPI nevertheless knowingly hires any employee of IFCO or its Affiliates in a leading position or any employee having particular know-how, IFCO at its sole option may either request an amount of DM 500,000 for education of said employee or go for its actual damage.

VI.  Miscellaneous

1. Notices. All notices with legal effect under this Agreement shall be in writing and shall be made by hand delivery, facsimile, overnight mail or registered mail, postage prepaid, return receipt requested, to the following addresses:

(a)  If to SPI, to:

            Schoeller Plast Industries GmbH
            Telephone Number:  089-744910
            Facsimile Number:  089-74491290
            Attention: Mr. Herzbruch

(b)  If to IFCO, to:

            IFCO International Food Container Organisation GmbH
            Telephone Number:  089-744910
            Facsimile Number:  089-74491290
            Attention:

            With a copy to:

            GE Returnable Packaging Systems, Inc.
            80 West Lancaster Ave.
            Devon, PA 19333
            Telephone Number:  610-225-2901
            Facsimile Number:  610-225-2956

            Attention: Assistant General Counsel

or to such other address, facsimile number or addressee as shall be furnished by a Party by notice sent writing in accordance with the provisions of this Section 17; and such notice shall be deemed to have been given or made as of the date so delivered, if delivered personally; when receipt is acknowledged, if sent by facsimile; one business day after being sent, if sent by overnight mail for next morning delivery; and four business days after so mailed, if sent by registered or certified mail.

2. Amendments. Any amendment or supplement to this Agreement -including this clause - shall be effective only if it is in writing and signed by all of the Parties hereto.

3. Entire Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter hereof (including MTS if the MTS-Option is exercised) and supersedes all prior agreements between the Parties with respect to such matters.

4. Effect of Invalidity of Certain Provisions. If any term or provision of this Agreement shall be ineffective or unenforceable the Parties shall agree on a valid provision which comes economically closest to the invalid provision that shall replace such provision and this Agreement taken as a whole, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. In particular, if any provision should be prohibited by German or EC antitrust law, then the Parties shall mutually agree on a valid alternative which approximates as closely as possible the economic objective of such prohibited provision and together with the valid and enforceable part of this Agreement comes as closely as possible to the economic contents, rights and obligations of this Agreement, taken as a whole and including the invalid provisions. If the rights of IFCO with regard to Developed Inventions and property rights developed under Section B. of this Agreement should be invalid, then IFCO shall be entitled for reimbursement of such portions of purchase prices paid by IFCO for the development of such property rights in the past, to the extent such property rights were of importance with regard to the Purchase Prices for IFCO-Products, except if SPI will notwithstanding of the invalidity of the respective provision transfer the property rights to IFCO waiving all rights for retransfer. Also, the Purchase Prices as of such day shall reduce with the Cost Plus Formula no longer containing development costs.

5. Descriptive Headings. The headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
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                                                                              18

6. Language of Agreement. This Agreement is executed in the German language as the binding version.

7. Applicable Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of Germany, without giving effect to the conflict of laws principles thereof. All disputes arising out of or in connection with this Agreement and its performance, including its validity, shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The Arbitration Tribunal may also decide on the validity of this arbitration rule. The language of the proceedings shall be German; however, documents in the English language might also be presented. The venue of the Arbitration Tribunal shall be Munich, Federal Republic of Germany.



_____________________, ___________________


/s/ Erwin Treiber                    /s/ Jorg Augustin
/s/ Stefan Eylert                    /s/ Juergen Benz
________________________________     _________________________________________
Schoeller Plast Industries GmbH      IFCO International Food Container
                                     Organisation GmbH